Exhibit 4.3
THIRD SUPPLEMENTAL INDENTURE
dated as of August 12, 2005
TO
INDENTURE
dated as of July 31, 2003
by and among
NEXTEL COMMUNICATIONS, INC.,
as Issuer,
and
BNY MIDWEST TRUST COMPANY,
as Trustee

THIRD SUPPLEMENTAL INDENTURE
     This THIRD SUPPLEMENTAL INDENTURE (the “Third Supplemental Indenture”) dated as of August 12, 2005, by and among Nextel Communications, Inc., a Delaware corporation (the “Company”), S-N Merger Corp., a Delaware corporation (“Successor”), and BNY Midwest Trust Company, as trustee under the indenture referred to below (the “Trustee”).
W I T N E S S E T H :
     WHEREAS, the Company has heretofore executed and delivered to the Trustee an Indenture, dated as of July 31, 2003 (the “Indenture”),as amended by the First Supplemental Indenture and the Second Supplemental Indenture, each dated August 8, 2005, providing for the issuance of an unlimited number of series of its Senior Serial Redeemable Notes (the “Securities”) of which $4,779,846,500 aggregate principal amount have been issued and are outstanding on the date hereof;
     WHEREAS, on the date hereof, the Company will be merged (the “Merger”) with and into Successor, pursuant to the terms and conditions set forth in a Certificate of Merger filed with the Secretary of State of the State of Delaware on the date hereof, resulting in Successor becoming the successor to and obligor on the Securities and all of the Company’s obligations under the Indenture;
     WHEREAS, Section 801 of the Indenture permits the Company to merge into another Person, if such Person is the Surviving Entity, so long as certain conditions have been met;
     WHEREAS, Section 901(1) of the Indenture provides that, without the consent of the Holders of any Securities, the Company, when authorized by a Board Resolution, and the Trustee, at any time and from time to time, may enter into one or more supplemental indentures to evidence the succession of another Person to the Company, and the assumption by any such successor of the covenants of the Company under the Indenture and in the Securities;
     WHEREAS, the Company has furnished the Trustee pursuant to Sections 102, 801 and 903 (i) an Officers’ Certificate and an Opinion of Counsel, each stating that the Merger and this Supplemental Indenture comply with the requirements of Article Eight of the Indenture and that all conditions precedent provided for in the Indenture relating to the Merger and to this Third Supplemental Indenture have been complied with, and (ii) a copy of the Board Resolution authorizing the execution of supplemental indentures, including this Third Supplemental Indenture, among other things; and
     WHEREAS, all things necessary to authorize the assumption by Successor of the Company’s obligations under the Indenture and to make this Third Supplemental Indenture when executed by the parties hereto a valid and binding supplement to the Indenture have been done and performed.
     NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto mutually covenant and agree for the equal and ratable benefit of the Holders of the Securities as follows:

     1. Definitions. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture. For all purposes of this Third Supplemental Indenture, except as otherwise herein expressly provided or unless the context otherwise requires: (i) the terms and expressions used herein shall have the same meanings as corresponding terms and expressions used in the Indenture; and (ii) the words “herein,” “hereof” and “hereby” and other words of similar import used in this Third Supplemental Indenture refer to this Third Supplemental Indenture as a whole and not to any particular section hereof.
     2. Assumption of Obligations. As a result of the merger of the Company with and into Successor, Successor will become the successor obligor under the Securities and, as of the effective time of the Merger, Successor hereby expressly assumes the due and punctual payment of the principal and any premium of and interest on all the Securities and the performance and observance of every covenant and condition of the Indenture on the part of the Company to be performed or observed, as required by Section 801 of the Indenture, and, therafer, all references in the Indenture, as amended hereby, to “the Company” shall be deemed to be references to Successor, as successor by merger to the Company under the Indenture.
     3. Separability Clause. In case any provision in this Third Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
     4. Modification, Amendment and Waiver. The provisions of this Third Supplemental Indenture may not be amended, supplemented, modified or waived, unless otherwise provided in the Indenture, except by the execution of a supplemental indenture executed by the Company, and, to the extent such amendment, supplement or waiver adversely affects the rights of any Holders, with the Required Consent of such Holders. Any such amendment or supplemental indenture shall comply with Article Nine of the Indenture. Until an amendment, waiver or other action by Holders becomes effective, a consent thereto by a Holder of a Security hereunder is a continuing consent by the Holder and every subsequent Holder of that Security or portion of the Security that evidences the same obligation as the consenting Holder’s Security, even if notation of the consent, waiver or action is not made on the Security. After an amendment, waiver or action becomes effective, it shall bind every Holder.
     5. Ratification of Indenture; Third Supplemental Indenture Part of the Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. In the event of a conflict between the terms and conditions of the Indenture and the terms and conditions of this Third Supplemental Indenture, then the terms and conditions of this Third Supplemental Indenture shall prevail. This Third Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Securities heretofore or hereafter authenticated and delivered shall be bound hereby.
     6. Trust Indenture Act Controls. If any provision of this Third Supplemental Indenture limits, qualifies or conflicts with any provision of the Trust Indenture Act of 1939, as amended (“TIA”), that is required under the TIA to be part of and govern any provision of this Third Supplemental Indenture, the provision of the TIA shall control. If any provision of this Third Supplemental Indenture modifies or excludes any provisions of the TIA that may be so

2

modified or excluded, the provisions of the TIA shall be deemed to apply to the Indenture as so modified or to be excluded by this Third Supplemental Indenture, as the case may be.
     7. Governing Law. THIS THIRD SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AS APPLIED TO CONTRACTS MADE AND PERFORMED WITHIN THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW.
     8. Trustee Makes No Representation. The statements herein are deemed to be those of the Company. The Trustee makes no representation as to the validity or sufficiency of this Third Supplemental Indenture.
     9. Multiple Originals. The parties may sign any number of copies of this Third Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Third Supplemental Indenture.
     10. Effect of Headings. The Section headings herein are for convenience only and shall not effect the construction thereof.
     11. Notices. Any request, demand, authorization, notice, waiver, consent or communication to any of the parties shall be made as set forth in Sections 105 and 106 of the Indenture.
     12. Successors. All agreements of the Company in respect of this Third Supplemental Indenture shall bind its successor.

3

     IN WITNESS WHEREOF, this Third Supplemental Indenture has been duly executed by the Company, Successor and the Trustee as of the date third written above.

NEXTEL COMMUNICATIONS, INC.

By:	/s/ Gary D. Begeman

Name:	Gary D. Begeman
Title:	Vice President

S-N MERGER CORP.

By:	/s/ Charles R. Wunsch

Name:	Charles R. Wunsch
Title:	Vice President

BNY MIDWEST TRUST COMPANY, as Trustee

By:	/s/ D.G. Donovan

Name:	D.G. Donovan
Title:	Vice President

4